Exhibit 23(b)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Wells Fargo & Company:

We consent to the use in the Registration Statement on Form S-3 of Wells Fargo & Company, as amended by the Post-Effective Amendment No. 1, related to the offering of Wells Fargo & Company common stock, of our report dated February 23, 2009 except for pages 86-90 and Notes 1, 2, 5, 7, 8, 11, 21, 22, 23, 24, and 25, as to which the date is May 11, 2009, with respect to the consolidated balance sheet of Wells Fargo & Company and Subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008, and our report dated February 23, 2009 with respect to the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 Annual Report included in the Form 8-K of Wells Fargo & Company dated May 11, 2009, incorporated herein by reference, and to the reference of our firm under the heading “Experts” in the Registration Statement. Our report on the aforementioned consolidated financial statements refers to the retrospective adjustment of all periods presented due to the adoption of Statement of Financial Accounting Standards (FAS) No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB 51, a change in the method of evaluating other-than-temporary impairment on certain investment securities in 2008 and a change in the method of accounting for certain mortgages held for sale in 2007.

/s/ KPMG LLP

San Francisco, California

December 14, 2009